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FLORIDA POWER CORPORATION                                             Exhibit 12
STATEMENT OF COMPUTATION OF RATIOS
(Dollars in millions)

Ratio of Earnings to Fixed Charges:

                                    Twelve Months Ended                 Year Ended
                                           March 31,                    December 31,
                                    2000             1999            1999            1998
                                 -----------      ----------      ---------      ----------
NET INCOME                       $     268.0      $    266.7      $   267.0      $    250.1

Add:
    Operating Income Taxes             152.9           148.8          149.1           140.3
    Other Income Taxes                    .7             2.1            2.2              .7
                                 -----------      ----------      ---------      ----------

Income Before Taxes                    421.6           417.6          418.3           391.1

Total Interest Charges                 124.8           131.9          124.0           136.5
                                 -----------      ----------      ---------      ----------

Total Earnings (A)               $     546.4      $    549.5      $   542.3      $    527.6

Fixed Charges (B)                $     124.8      $    131.9      $   124.0      $    136.5
                                 -----------      ----------      ---------      ----------

Ratio of Earnings to
    Fixed Charges (A/B)                 4.38            4.17           4.37            3.87
                                 ===========      ==========      =========      ==========